Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-207648

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
5.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057	$650,000,000	100.000%	$650,000,000	$75,335
6.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057	$650,000,000	100.000%	$650,000,000	$75,335

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Paid herewith.

PROSPECTUS SUPPLEMENT

(To prospectus dated October 28, 2015)

$1,300,000,000

VIACOM INC.

$650,000,000 5.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057

$650,000,000 6.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057

The 5.875% fixed-to-floating rate junior subordinated debentures due 2057 (the “NC5 debentures”) will bear interest initially at 5.875% per year, and the 6.250% fixed-to-floating rate junior subordinated debentures due 2057 (the “NC10 debentures” and, together with the NC5 debentures, the “debentures”) will bear interest initially at 6.250% per year, payable semi-annually in arrears on February 28 and August 28 of each year, beginning on August 28, 2017, until February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures. From, and including, February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures, interest on the NC5 debentures and the NC10 debentures will accrue at an annual rate equal to three-month LIBOR (as defined herein) plus 3.895% and 3.899%, respectively, reset quarterly, payable quarterly in arrears on February 28, May 28, August 28 and November 28 of each year, beginning on May 28, 2022, in the case of the NC5 debentures, and May 28, 2027, in the case of the NC10 debentures.

So long as no Event of Default (as defined herein) has occurred and is continuing, we may defer all or part of the interest payments on either series of the debentures on one or more occasions for up to five consecutive years per deferral period as described in this prospectus supplement. See “Description of the Debentures—Option to Defer Interest Payments.”

The debentures will mature on February 28, 2057. We may redeem either series of the debentures at our option, including upon the occurrence of certain events, at the respective redemption prices set forth herein. If we experience a Change of Control Event (as defined herein) with respect to a series of debentures, we may redeem such series of debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption. See “Description of the Debentures—Redemption Upon a Change of Control Event.” If we elect not to redeem any eligible series of debentures following a Change of Control Event, the per annum rate of interest payable on that series of debentures will be increased by an additional 5.0 percentage points. The debentures do not provide for a sinking fund.

The debentures will be unsecured obligations of Viacom Inc. and will rank junior in right of payment to all of Viacom Inc.’s existing and future senior indebtedness (as defined herein).

Investing in the debentures involves risks that are described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (our “2016 Form 10-K”) and our subsequent report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”), and on page S-8 of this prospectus supplement.

	Per NC5 Debenture	Total	Per NC10 Debenture	Total
Price to Public(1)	100.000%	$650,000,000	100.000%	$650,000,000
Underwriting Discounts and Commissions	1.000%	$6,500,000	1.000%	$6,500,000
Proceeds to Viacom (before expenses)	99.000%	$643,500,000	99.000%	$643,500,000

(1)	Plus accrued interest, if any, from February 28, 2017 if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of the debentures or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the debentures will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about February 28, 2017.

Joint Structuring Agents and Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

Senior Co-Manager

Mizuho Securities

Co-Managers

Citigroup	J.P. Morgan	Deutsche Bank Securities	Wells Fargo Securities
BNP PARIBAS	RBC Capital Markets	SMBC Nikko	US Bancorp

MUFG	NatWest Markets	BNY Mellon Capital Markets, LLC	Santander	The Williams Capital Group, L.P.

ICBC Standard Bank	SOCIETE GENERALE	Lebenthal Capital Markets	Ramirez & Co., Inc.

The date of this prospectus supplement is February 23, 2017

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a shelf registration statement that we filed with the SEC on October 28, 2015. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, warrants representing rights to purchase our debt securities or preferred stock, our class A common stock, or our class B common stock, or any combination thereof, in one or more offerings.

In this prospectus supplement we use the terms “Viacom,” “the company,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise; provided that in the “Description of the Debentures” section, “Viacom,” “we,” “us,” “our” and similar words refer to Viacom Inc. and not to any of its consolidated subsidiaries, unless the context requires otherwise. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the effect of recent changes in management and our board of directors; the ability of our recently-announced strategic initiatives to achieve their operating objectives; the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; the impact of inadequate audience measurement on our program ratings and advertising and affiliate revenues; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our

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content; changes in the Federal communications or other laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the SEC, including but not limited to our reports on Form 10-K, Form 10-Q and Form 8-K, and in the section entitled “Risk Factors” on page S-8 of this prospectus supplement. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates of the respective documents, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus supplement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to Viacom’s businesses discussed in the “Risk Factors” sections of our 2016 Form 10-K and our subsequent report on Form 10-Q and the risks relating to investing in the debentures discussed on page S-8 of this prospectus supplement, and (2) the consolidated financial statements and the related notes thereto in our 2016 Form 10-K and the unaudited consolidated financial statements and the related notes thereto in our subsequent report on Form 10-Q, each of which is incorporated by reference herein.

Viacom Inc.

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, applications (“apps”), games, consumer products, social media experiences and other entertainment content for audiences in more than 180 countries. Our media networks, including Nickelodeon®, COMEDY CENTRAL®, MTV®, VH1®, SPIKE®, BET®, CMT®, TV Land®, Nick at Nite®, Nick Jr.®, Logo®, Nicktoons®, TeenNick®, Channel 5® (United Kingdom), Telefe™ (Argentina) and Paramount Channel™, reach 510 million households worldwide. Viacom Media Networks also operates branded experiences including channels on streaming services and social media platforms such as DIRECTV NOW and Snapchat Discover. Paramount Pictures® is a major global producer and distributor of filmed entertainment. Paramount Television™ develops, finances and produces programming for television and other platforms.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the debentures, see “Description of the Debentures” on page S-12 of this prospectus supplement.

Issuer	Viacom Inc.

Securities offered	$1,300,000,000 aggregate principal amount of debentures, consisting of:

•	$650,000,000 aggregate principal amount of 5.875% fixed-to-floating rate junior subordinated debentures due 2057, and

•	$650,000,000 aggregate principal amount of 6.250% fixed-to-floating rate junior subordinated debentures due 2057.

Maturity	The debentures will mature on February 28, 2057.

Interest	Interest on the NC5 debentures and the NC10 debentures will accrue initially at the rate of 5.875% per year and 6.250% per year, respectively, and will be payable semi-annually in arrears on each February 28 and August 28, beginning on August 28, 2017, until February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures.

From, and including, February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures, interest on the NC5 debentures and the NC10 debentures will accrue at an annual rate equal to three-month LIBOR (as defined herein) plus 3.895% and 3.899%, respectively, reset quarterly, payable quarterly in arrears on February 28, May 28, August 28 and November 28 of each year, beginning on May 28, 2022, in the case of the NC5 debentures, and May 28, 2027, in the case of the NC10 debentures.

Option to defer interest payments	So long as no Event of Default (as defined herein) has occurred and is continuing, at our sole option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on any series of the debentures by extending the interest payment period for up to five consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). There is no limit on the number of Optional Deferral Periods that may occur. In other words, we may declare at our discretion up to a five-year interest payment moratorium on any series of the debentures and may choose to do so on more than one occasion. Such deferral will not constitute an Event of Default or any other breach under the indenture governing the debentures. A deferral of interest payments for a series of debentures may not extend beyond the maturity date of such series of debentures or end on a day other than an interest payment date.

Any deferred interest on a series of debentures will accrue additional interest at a rate equal to the interest rate then applicable to such series of debentures from the applicable interest payment date to the date of payment (such additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. Once we pay all deferred interest payments on a series of the debentures, including any Additional Interest accrued on the deferred interest, we can again defer interest payments on such series of the debentures as described above, but not beyond the maturity date of such series of the debentures.

We are required to provide to the Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which we are required to give notice of such interest payment date or the record date therefor to any applicable self-regulatory organization. The Trustee is required to promptly forward any such notice to each holder of record of the applicable series of debentures. See “Description of the Debentures—Option to Defer Interest Payments.”

Certain limitations during Optional Deferral Period	During an Optional Deferral Period, we will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Debentures—Certain Limitations During an Optional Deferral Period”:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

•

make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank equally with or junior in right of payment to the debentures.

Subordination; ranking	Viacom Inc.’s obligations under the debentures are unsecured and rank junior in right of payment to all of Viacom Inc.’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Debentures—Subordination; Ranking.” As of December 31, 2016, Viacom Inc. had approximately $12.3 billion of indebtedness outstanding as senior notes and senior debentures and no amounts outstanding under its commercial paper program or its revolving credit facility.

The debentures will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. As of December 31, 2016, our direct and indirect subsidiaries and other consolidated entities had $117 million of indebtedness outstanding, including capital lease obligations.

Sinking fund	None.

Optional redemption	At any time on or after February 28, 2022 (the “NC5 Par Call Date”) for the NC5 debentures, and at any time on or after February 28, 2027 (the “NC10 Par Call Date,” and together with the NC5 Par Call Date, each a “Par Call Date”) for the NC10 debentures, the NC5 debentures and/or the NC10 debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption.

Redemption upon a tax event	At any time prior to the NC5 Par Call Date, in the case of the NC5 debentures, and the NC10 Par Call Date, in the case of the NC10 debentures, we may redeem the NC5 debentures and/or the NC10 debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption if certain changes in tax laws, regulations or interpretations occur. See “Description of the Debentures—Redemption Upon a Tax Event.”

Redemption upon a rating agency event	At any time prior to the NC5 Par Call Date, in the case of the NC5 debentures, and the NC10 Par Call Date, in the case of the NC10 debentures, we may redeem the NC5 debentures and/or the NC10 debentures, in whole but not in part, at our option, at a redemption price equal to 102% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption if a rating agency makes certain changes in the equity credit criteria for securities such as the applicable series of debentures. See “Description of the Debentures—Redemption Upon a Rating Agency Event.”

Redemption upon a Change of Control Event	Following the occurrence of both a change of control of Viacom Inc. and a downgrade of the rating of the NC5 debentures or the NC10 debentures, as the case may be, by one or more gradations (including gradations within rating categories as well as between rating categories) by each of Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc. within a specified period, we may redeem such series of debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount to be redeemed, plus accrued and unpaid interest to the date of redemption. If we elect not to redeem any eligible series of debentures following a Change of Control Event, the per annum rate of interest payable on that series of debentures will be increased by an additional 5.0 percentage points. See “Description of the Debentures—Redemption Upon a Change of Control Event.”

Events of Default	The following are the Events of Default with respect to the debentures of each series:

•	failure to pay principal of, or premium, if any, on or interest on the debentures of such series when due and payable, at maturity, or upon redemption;

•

failure to pay interest (including Additional Interest) on the debentures of such series when due and payable that continues for 30 days (other than with respect to interest due at maturity or upon earlier redemption), subject to our right to optionally defer interest payments; or

•	certain events of bankruptcy, insolvency or reorganization involving Viacom Inc.

Use of proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts and commissions and our other fees and expenses related to this offering, primarily for the repayment of outstanding indebtedness, which includes the repayment, in whole or in part, of up to $500 million aggregate principal amount of our 6.125% senior notes due October 2017, up to $500 million aggregate principal amount of our 2.500% senior notes due September 2018, up to $400 million aggregate principal amount of our 2.200% senior notes due April 2019 and borrowings under our commercial paper program, and, to the extent that any proceeds remain, for general corporate purposes. See “Use of Proceeds.”

No listing	We have not listed and do not intend to list the debentures on any U.S. national securities exchange or quotation system.

Governing law	The debentures and the indenture under which they will be issued will be governed by the laws of the State of New York.

U.S. federal income tax considerations	Shearman & Sterling LLP, tax counsel to Viacom, is of the opinion that, under current law and assuming full compliance with the terms of the indenture governing the debentures and other relevant documents, although the matter is not free from doubt, the debentures will be classified for U.S. federal income tax purposes as indebtedness of Viacom upon their issuance. This opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion. See “U.S. Federal Income Tax Considerations—Classification and Treatment of the Debentures.”

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. In addition, we intend to treat the debentures as indebtedness for U.S. federal income tax purposes.

If we elect to defer interest on any series of the debentures for one or more Optional Deferral Periods, the holders of such debentures would be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of such holder’s method of accounting for U.S. federal income tax purposes and notwithstanding that no cash interest payments will be made on such debentures during such periods. See “U.S. Federal Income Tax Considerations—U.S. Holders.”

Risk factors	See the risks that are described in the “Risk Factors” sections of our 2016 Form 10-K and our subsequent report on Form 10-Q, and on page S-8 of this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the debentures.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2016 Form 10-K and in our subsequent report on Form 10-Q, each of which is incorporated by reference herein. The unaudited consolidated statement of earnings data for the three months ended December 31, 2016 and 2015 and the unaudited balance sheet data as of December 31, 2016 are derived from our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016 (our “Q1 2017 Form 10-Q”), have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of our results of operations, financial position and cash flows for the periods presented.

Consolidated Statement of Earnings Data

(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended September 30,
	2016	2015	2016	2015	2014
	(unaudited)	(unaudited)
Revenues	$3,324	$3,154	$12,488	$13,268	$13,783
Operating income	$706	$839	$2,526	$3,112	$4,082
Net earnings from continuing operations (Viacom and noncontrolling interests)	$408	$461	$1,471	$2,002	$2,464
Net earnings from continuing operations attributable to Viacom	$396	$449	$1,436	$1,922	$2,392
Net earnings from continuing operations per share attributable to Viacom:
Basic	$1.00	$1.13	$3.62	$4.78	$5.54
Diluted	$1.00	$1.13	$3.61	$4.73	$5.43
Weighted average number of common shares outstanding:
Basic	397.0	396.6	396.5	402.2	432.1
Diluted	397.9	398.4	398.0	406.0	440.2
Dividends declared per share of Class A and Class B common stock	$0.20	$0.40	$1.40	$1.46	$1.26

Consolidated Balance Sheet Data

(in millions)

		As of September 30,
	As of December 31, 2016	2016	2015
	(unaudited)
Total assets	$23,312	$22,508	$22,143
Total debt	$12,300	$11,913	$12,285
Total Viacom stockholders’ equity	$4,458	$4,277	$3,538
Total equity	$4,509	$4,330	$3,599

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus supplement, in the accompanying prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below, and described in our 2016 Form 10-K and our subsequent report on Form 10-Q. The risks described below, and described in our 2016 Form 10-K and our subsequent report on Form 10-Q, each of which is incorporated by reference herein, are considered to be the most material but are not the only ones we are facing. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

The Debentures Are Subordinated to All of Our Senior Indebtedness and Structurally Subordinated to All Obligations of Our Subsidiaries, and the Indenture Governing the Debentures Does Not Limit the Aggregate Amount of Indebtedness that We May Issue

Our obligations under the debentures are subordinate and junior in right of payment to all of our senior indebtedness. This means that we cannot make any payments on the debentures until all holders of senior indebtedness have been paid in full, or provision has been made for such payment, if such senior indebtedness is in default (subject to certain exceptions for grace periods and waivers). The indenture under which the debentures will be issued does not limit the aggregate amount of senior indebtedness that may be issued by us. As of December 31, 2016, Viacom Inc. had approximately $12.3 billion of indebtedness outstanding as senior notes and senior debentures and no amounts outstanding under its commercial paper program or its revolving credit facility.

The debentures will not be guaranteed by our subsidiaries, and therefore they will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables. As of December 31, 2016, our direct and indirect subsidiaries and other consolidated entities had $117 million of indebtedness outstanding, including capital lease obligations. The indenture for the debentures will not prohibit or limit any of our subsidiaries from incurring any indebtedness or other obligations. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

We May Elect to Defer Interest Payments on Any Series of the Debentures at Our Option for One or More Periods of up to Five Consecutive Years. This May Affect the Market Price of the Debentures

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on any series of the debentures for up to five consecutive years, as described under “Description of the Debentures—Option to Defer Interest Payments” in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to five consecutive years. During any Optional Deferral Period, interest on the applicable series of debentures would be deferred but would accrue Additional Interest at a rate equal to the interest rate then applicable to such series of the debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the applicable series of debentures. If we exercise this interest deferral right with respect to a series of debentures, the debentures of such series may trade at a price that does not fully reflect the value of accrued but unpaid interest on such series of debentures or that is otherwise less than the price at which the debentures of that series may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the debentures may be more volatile than other securities that do not have these rights.

If We Defer Interest Payments on Any Series of the Debentures, There Will Be U.S. Federal Income Tax Consequences to Holders of the Debentures of Such Series

If we defer interest payments on any series of the debentures for one or more Optional Deferral Periods, holders of the debentures of such series generally will be required to include amounts in income for U.S. federal income tax purposes during such period, regardless of their method of accounting for U.S. federal income tax purposes and even though they may not receive the cash attributable to that income during the Optional Deferral Period.

If holders of the debentures of any series sell their debentures before the record date for the payment of interest at the end of an Optional Deferral Period with respect to such series, they will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that holders were required to include in income with respect to the debentures of such series during the Optional Deferral Period will be added to such holders’ adjusted tax basis in the debentures, but may not be reflected in the amount that such holder realizes on the sale. To the extent the amount realized on a sale is less than the holder’s adjusted tax basis, the holder generally will recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “U.S. Federal Income Tax Considerations—U.S. Holders—Sales or Other Taxable Dispositions of the Debentures.”

An Active Trading Market for the Debentures May Not Develop or Be Sustained

The debentures are new securities for which there currently is no market. We have not listed and do not intend to list the debentures on any U.S. national securities exchange or quotation system. Although the underwriters have advised us that they currently intend to make a market in the debentures after completion of the offering, they have no obligation to do so, and such market-making activities may be discontinued at any time and without notice. We cannot assure you that any market for the debentures will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the debentures may be adversely affected.

Rating Agencies May Change Their Practices for Rating the Debentures, Which Change May Affect the Market Price of the Debentures. In Addition, We May Redeem Either Series of the Debentures if a Rating Agency Makes Certain Changes in the Equity Credit Criteria for Securities such as the Applicable Series of Debentures

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the debentures are subsequently lowered, that could have a negative impact on the trading price of the debentures. In addition, we may redeem the NC5 debentures or the NC10 debentures before the NC5 Par Call Date or the NC10 Par Call Date, respectively, at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the applicable series of debentures. See “Description of the Debentures—Redemption Upon a Rating Agency Event” in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the debentures, after deducting the underwriting discounts and commissions and our other offering fees and expenses, will be approximately $1.284 billion. We intend to use the net proceeds from this offering primarily for the repayment of outstanding indebtedness, which includes the repayment, in whole or in part, of up to $500 million aggregate principal amount of our 6.125% senior notes due October 2017, up to $500 million aggregate principal amount of our 2.500% senior notes due September 2018, up to $400 million aggregate principal amount of our 2.200% senior notes due April 2019 and borrowings under our commercial paper program, and, to the extent that any proceeds remain, for general corporate purposes. As of February 17, 2017, our outstanding commercial paper had a weighted average interest rate of 1.43% and a weighted average maturity of approximately 32 days.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest.

	Three Months Ended December 31,	Year Ended September 30,
	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	4.2x	3.7x	4.2x	6.0x	7.6x	8.0x

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2016 on an as reported basis and as adjusted for the issuance of the debentures and the use of the net proceeds therefrom as described under “Use of Proceeds,” after deducting the underwriting discounts and commissions and our other offering fees and expenses. This table should be read together with our unaudited consolidated financial statements and the related notes thereto in our Q1 2017 Form 10-Q.

	As of December 31, 2016
(in millions)	As Reported	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents(1)	$443	$443

Debt (including current portion):
Existing Senior Notes and Senior Debentures(2)	$12,183	$10,932
Capital leases and other obligations	117	117
5.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057 offered hereby	—	642
6.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057 offered hereby	—	642

Total debt	12,300	12,333
Redeemable noncontrolling interest	200	200
Total equity(3)	4,509	4,476

Total capitalization	$17,009	$17,009

(1)

As adjusted reflects the reported amount plus $1.284 billion of cash received from our issuance of $1.3 billion aggregate principal amount of the debentures offered hereby, minus the cash payments of $515 million used to repay the $500 million aggregate principal amount of our outstanding 6.125% senior notes due October 2017, the cash payments of $510 million used to repay the $500 million aggregate principal amount of our outstanding 2.500% senior notes due September 2018, and the cash payments of $259 million used to repay $254 million of the total $400 million aggregate principal amount of our outstanding 2.200% senior notes due April 2019. The cash payments include estimated make-whole amounts.

(2)

As adjusted reflects the reported amount minus $500 million aggregate principal amount of our outstanding 6.125% senior notes due October 2017, $500 million aggregate principal amount ($498 million carrying amount) of our outstanding 2.500% senior notes due September 2018 and $254 million ($253 million carrying amount) of the total $400 million aggregate principal amount of our outstanding 2.200% senior notes due April 2019 to be repaid using a portion of the net proceeds from the debentures offered hereby.

(3)	As adjusted reflects the reported amount minus $33 million primarily related to an estimated make-whole amount for the redemption of the notes referenced above.

DESCRIPTION OF THE DEBENTURES

General

The NC5 debentures and the NC10 debentures offered hereby will each be issued as separate series of debt securities under an indenture dated as of April 12, 2006 (the “base indenture”), as supplemented from time to time and as further supplemented by a twentieth supplemental indenture to be dated as of February 28, 2017 between Viacom Inc., as issuer (in this Description of the Debentures, “Viacom”), and The Bank of New York Mellon, as trustee (the “Trustee”) (such supplements, together with the base indenture, the “indenture”). In this Description of the Debentures, “Viacom,” “we,” “us,” “our” and similar words refer to Viacom Inc. and not to any of its consolidated subsidiaries, unless the context requires otherwise.

We provide information to you about the debentures in two separate documents:

•	this prospectus supplement; and

•	the accompanying prospectus.

The following statements about the debentures are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the indenture. See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the debentures and the indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the indenture for the definitions of such terms. The provisions of the indenture set forth the terms of the debentures in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the indenture, the provisions of the indenture control. A copy of the base indenture was filed with the SEC as an exhibit to our Current Report on Form 8-K filed on April 17, 2006.

The debentures:

•	will be unsecured and rank junior in right of payment to all of Viacom’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing; and

•

will initially be limited to $650,000,000 aggregate principal amount of NC5 debentures and $650,000,000 aggregate principal amount of NC10 debentures, which aggregate principal amounts may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the relevant series of debentures being offered hereby.

The debentures are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the debentures.

Principal, Maturity and Interest

Fixed-Rate Period

Each NC5 debenture will bear interest initially at a rate of 5.875% per year, and each NC10 debenture will bear interest initially at a rate of 6.250% per year. Interest will be payable semi-annually in arrears on the debentures on February 28 and August 28 of each year, beginning on August 28, 2017, until February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures. We refer to the period from, and including, February 28, 2017 to, but excluding, February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures, as the “Fixed-Rate Period.” During the Fixed-Rate Period, interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the debentures will accrue from and including February 28, 2017 and will be paid to holders of record of the debentures on February 13 and August 13 immediately before the respective interest payment date. In this prospectus supplement, the term “interest” includes quarterly or semi-annual interest payments, as applicable, and applicable interest on interest payments incurred but not paid on the applicable interest payment date. During the Fixed-Rate Period, if any interest payment date or redemption date falls on a day that is not a Business Day (as defined in the indenture), then payment of interest, principal and/or the applicable redemption price may be made on the next succeeding Business Day and no interest will accrue because of such delayed payment.

Floating-Rate Period

From, and including, February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures, interest on the NC5 debentures and the NC10 debentures will accrue at an annual rate equal to three-month LIBOR plus 3.895% and 3.899%, respectively, reset quarterly, payable quarterly in arrears on February 28, May 28, August 28 and November 28 of each year, beginning on May 28, 2022, in the case of the NC5 debentures, and May 28, 2027, in the case of the NC10 debentures. We refer to the period from, and including, February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures, in each case to February 28, 2057, as the “Floating-Rate Period.”

During the Floating-Rate Period, interest will be payable to the person in whose name a debenture is registered at the close of business on the fifteenth calendar day, whether or not a LIBOR business day, that precedes the applicable date on which interest will be paid. The rate of interest payable during the Floating-Rate Period is subject to the maximum interest rate permitted by the law of the State of New York or other applicable state law, as such law may be modified by United States law of general application. In no event will the rate of interest payable on the debentures during the Floating-Rate Period be less than 0.0%.

During the Floating-Rate Period, if any interest payment date, other than a redemption date or the maturity date, for the debentures would fall on a day that is not a LIBOR business day, the interest payment date will be postponed to the next succeeding LIBOR business day, except that if that LIBOR business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding LIBOR business day. If a redemption date or the maturity date for the debentures would fall on a day that is not a LIBOR business day, the payment of interest and principal or the applicable redemption price will be made on the next succeeding LIBOR business day, and no interest will accrue after such redemption date or maturity date, as applicable. For the debentures, “LIBOR business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

During the Floating-Rate Period, the rate of interest on the debentures will be set initially or reset quarterly, as the case may be, on February 28, May 28, August 28 and November 28 of each year, commencing February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures (each, an “interest reset date”). If any interest reset date would fall on a day that is not a LIBOR business day, the interest reset date will be postponed to the next succeeding LIBOR business day, except that if that LIBOR business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding LIBOR business day.

The calculation agent for the debentures is the Trustee, or its successor appointed by us (the “calculation agent”). The calculation agent will determine the initial interest rate for the debentures by reference to three-month LIBOR on the second London banking day preceding February 28, 2022, in the case of the NC5 debentures, and February 28, 2027, in the case of the NC10 debentures, and the interest rate for each succeeding interest reset period by reference to three-month LIBOR on the second London banking day preceding the applicable interest reset date (each, an “interest determination date”). Promptly upon such determination, the calculation agent will notify us and the Trustee (if the calculation agent is not the Trustee) of the new interest rate. Upon the request of the holder of any debenture, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

“London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

“three-month LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, three-month LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Reuters Page LIBOR01 (as defined herein) as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then three-month LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, we will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by us, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then three-month LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then three-month LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in the City of New York (which may include affiliates of the underwriters) selected by us for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, three-month LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, three-month LIBOR on the interest determination date will be three-month LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or on any similar, successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by us from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

During the Floating-Rate Period, the amount of interest accrued on the debentures to each interest payment date will be calculated by multiplying the principal amount of the debentures by an accrued interest factor. The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is equal to the interest rate applicable to that day divided by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date.

All percentages resulting from any calculation of any interest rate for the debentures will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or ..09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the calculation agent for the purposes of calculating interest on the debentures shall be conclusive and binding on the holders of the debentures and us, absent manifest error.

Principal and Maturity

The debentures will mature on February 28, 2057. On the maturity date of the debentures, the holders will be entitled to receive 100% of the principal amount of the debentures.

Subordination; Ranking

The debentures will be unsecured and rank junior in right of payment to all of Viacom’s senior indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing. The indenture does not limit the aggregate amount of senior indebtedness that may be issued by Viacom. As of December 31, 2016, Viacom had approximately $12.3 billion of indebtedness outstanding as senior notes and senior debentures and no amounts outstanding under its commercial paper program or its revolving credit facility.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the debentures. The debentures will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that holders of the debentures will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2016, our direct and indirect subsidiaries and other consolidated entities had $117 million of indebtedness outstanding, including capital lease obligations.

No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the debentures may be made if (a) any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any senior indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the senior indebtedness. Upon any payment or distribution of assets of Viacom to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of Viacom, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the debentures are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior indebtedness, the rights of the holders of the debentures will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the debentures are paid in full.

The term “senior indebtedness” of Viacom means all Indebtedness of Viacom, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include any liability for taxes owed or owing by Viacom or any trade payables.

Further Issues

We may from time to time, without notice to or the consent of the holders of the debentures currently offered hereby, create and issue further NC5 debentures and NC10 debentures ranking equally and ratably in all respects with the debentures of such series, as the case may be, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further debentures. Any such further debentures will be consolidated with and form a single series with the NC5 debentures or the NC10 debentures currently being offered, as the case may be, and will have the same terms as to status, CUSIP number or otherwise as such series of debentures; provided, however, that any such further debentures that are not fungible for U.S. federal income tax purposes with the NC5 debentures or the NC10 debentures currently being offered, as the case may be, may be issued under a different CUSIP. Any such further debentures will be issued pursuant to a resolution of our board of directors, a supplement to the indenture or under an officer’s certificate pursuant to the indenture.

Option to Defer Interest Payments

So long as no Event of Default under the indenture with respect to the debentures has occurred and is continuing, at our sole option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on any series of the debentures by extending the interest payment period for up to five consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments for a series of debentures may not extend beyond the maturity date of such series of debentures or end on a day other than an interest payment date. Any deferred interest on the debentures of any series will accrue additional interest at a rate equal to the interest rate then applicable to the debentures of such series from the applicable interest payment date to the date of payment (such additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the debentures until the end of an Optional Deferral Period, except upon a redemption of the debentures during such Optional Deferral Period.

At the end of an Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest, including any Additional Interest, on the applicable series of debentures. Once we pay all accrued and unpaid interest payments on the debentures of such series, including any Additional Interest, we can again defer interest payments on the debentures of such series as described above, but not beyond the maturity date of the debentures of such series.

We are required to provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which we are required to give notice of such interest payment date or the record date therefor to any applicable self-regulatory organization. In addition, we are required to deliver to the Trustee an officer’s certificate stating that no Event of Default shall have occurred and be continuing. Subject to receipt of the officer’s certificate, the Trustee is required to promptly forward such notice to each holder of record of debentures of the applicable series.

Certain Limitations During an Optional Deferral Period

During an Optional Deferral Period, subject to the exceptions noted below, we shall not:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or

•

make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior in right of payment to the debentures.

None of the foregoing, however, shall restrict:

•

any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	dividends, payments or distributions payable in shares of capital stock;

•

redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of us or any of our subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or

•

any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Optional Redemption

At any time on or after the NC5 Par Call Date for the NC5 debentures, and the NC10 Par Call Date for the NC10 debentures, the NC5 debentures and/or the NC10 debentures may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest on the debentures to be redeemed to the date of redemption. We will transmit notice of any such redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the debentures to be redeemed.

The term “Par Call Date” means, with respect to the NC5 debentures, the NC5 Par Call Date, and, with respect to the NC10 debentures, the NC10 Par Call Date.

On and after the redemption date, interest will cease to accrue on such debentures or any portion of the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on such debentures to be redeemed on such date. If less than all of the debentures are to be redeemed, the debentures to be redeemed shall be selected in accordance with the procedures of the Depositary or by such method as the Trustee shall deem appropriate. Additionally, we may at any time repurchase debentures in the open market and may hold or surrender such debentures to the Trustee for cancellation.

Redemption Upon a Tax Event

At any time prior to the NC5 Par Call Date, in the case of the NC5 debentures, and the NC10 Par Call Date, in the case of the NC10 debentures, we may redeem the NC5 debentures and/or the NC10 debentures, in whole but not in part, at our option, at any time if there is a Tax Event (as defined below) with respect to such series of debentures, at a redemption price equal to 101% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to the date of redemption (“Tax Event Redemption Date”).

A “Tax Event” happens with respect to a series of debentures when we have received an opinion of nationally recognized counsel experienced in U.S. federal income tax matters that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the U.S. or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures of such series, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on such series of debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

On and after a Tax Event Redemption Date, interest will cease to accrue on the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Tax Event Redemption Date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on such debentures to be redeemed on such date.

Redemption Upon a Rating Agency Event

At any time prior to the NC5 Par Call Date, in the case of the NC5 debentures, and the NC10 Par Call Date, in the case of the NC10 debentures, we may redeem the NC5 debentures and/or the NC10 debentures, in whole but not in part, at our option, at any time following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the date of redemption (“Rating Agency Event Redemption Date”).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the applicable series of debentures on the date of original issuance of the debentures of such series (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the debentures of such series would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the debentures of such series as compared with the amount of equity credit that such rating agency had assigned to the debentures of such series as of the date of original issuance thereof.

On and after a Rating Agency Event Redemption Date, interest will cease to accrue on the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Rating Agency Event Redemption Date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on such debentures to be redeemed on such date.

Redemption Upon a Change of Control Event

Following the occurrence of a Change of Control Event in respect of either or both series of the debentures, we may redeem (a “Change of Control Redemption”) any such series of debentures, in whole but not in part, at our option, at a redemption price equal to 101% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the date of redemption (“Change of Control Event Redemption Date”). Unless we have previously or concurrently given a redemption notice to holders of all outstanding debentures of any series with respect to which a Change of Control Event has occurred or may occur pursuant to “—Optional Redemption,” “—Redemption Upon a Tax Event” or “—Redemption Upon a Rating Agency

Event,” within 30 days following any Change of Control Event in respect of any series of debentures or, at our option, prior to any Change of Control Event, but after the public announcement of the related Change of Control, we will send a notice to each holder of such series of debentures describing the transaction or transactions that constitute or may constitute the Change of Control Event and either our election not to redeem the applicable debentures or the applicable Change of Control Event Redemption Date (which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent), together with such other matters as may be advisable in our discretion or required by the indenture. The notice shall, if sent prior to the occurrence of the Change of Control Event, state that the Change of Control Redemption is conditioned on the Change of Control Event occurring on or prior to the redemption date specified in the notice. If no Change of Control Redemption is made by us within the time periods specified in this paragraph following a Change of Control Event with respect to a series of debentures and we have not otherwise given a redemption notice to holders of all outstanding debentures of such series pursuant to “—Optional Redemption,” “—Redemption Upon a Tax Event” or “—Redemption Upon a Rating Agency Event,” the per annum rate of interest payable on the debentures of such series will be increased by an additional 5.0 percentage points from and including the date on which the applicable notice of a Change of Control Event is sent to holders of debentures of such series.

On and after a Change of Control Event Redemption Date, interest will cease to accrue on the debentures called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the Change of Control Event Redemption Date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on such debentures to be redeemed on such date.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than us or one of our Affiliates;

(2)	the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4)	the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Rating Downgrade Event” with respect to either series of the debentures means that the rating of such series of debentures by all of the Rating Agencies is decreased by one or more gradations (including gradations within rating categories as well as between rating categories) on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of debentures is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Downgrade Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Downgrade Event).

“Change of Control Event” means the occurrence of both a Change of Control and a Rating Downgrade Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of such board of directors on the first date that any of the debentures were issued; or

(2)	was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone, (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each “Family Controlled Entity” (as defined below); and (vi) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests are owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on February 23, 2017 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Inc.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)	if any of Moody’s, S&P or Fitch ceases to rate the relevant series of debentures or fails to make a rating of the relevant series of debentures, as the case may be, publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

An “Affiliate” of Viacom means any person directly or indirectly controlling, controlled by or under direct or indirect common control with Viacom, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Provisions Not to Apply

The provisions described in the accompanying prospectus under the headings “Description of Debt Securities—Merger, Consolidation or Sale of Assets,” “Description of Debt Securities—Limitations on Liens,” “Description of Debt Securities—Limitations on Sale and Leaseback Transactions” and “Description of Debt Securities—Subordination” will not apply to the debentures.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the debentures.

The Trustee, Security Registrar and Paying Agent

The Bank of New York Mellon, acting through its principal corporate trust office at 101 Barclay Street, 8W, New York, New York 10286 is the Trustee for the debentures and is the security registrar and paying agent for the debentures. Principal and interest will be payable, and the debentures will be transferable, at the office of the paying agent and security registrar. We may, however, pay interest by wire or by check mailed to registered holders of the debentures. At the maturity of the NC5 debentures and the NC10 debentures, as the case may be, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such debentures at the office of the Trustee.

Events of Default

The following are the “Events of Default” with respect to the debentures of any series, which are modified from the Events of Default described in the accompanying prospectus:

•	Viacom does not pay the principal of, or premium, if any, on or interest on the debentures of such series when due and payable, at maturity, or upon redemption;

•

Viacom does not pay interest (including Additional Interest) on the debentures of such series when due and payable and such failure to pay interest continues for 30 days (other than with respect to interest due at maturity or upon earlier redemption), subject to our right to optionally defer interest payments; or

•	Viacom files for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture occur.

For the avoidance of doubt, the Events of Default stated in this section shall be the only Events of Default applicable to the debentures.

With respect to the debentures of any series, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of Viacom in the indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the debentures), and continuance of such default or breach for a period of 90 days after specified written notice to Viacom by the Trustee, or to Viacom and the Trustee by the holders of at least 25% in principal amount of the outstanding debentures of such series.

Upon the occurrence and continuance of a Default with respect to a series of debentures, the Trustee and the holders of the debentures of such series will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and Viacom will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the debentures of such series may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the debentures of such series; provided, further, that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, with respect to the debentures of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled “Description of Debt Securities—Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indenture. Those provisions will apply to the debentures.

To effect full defeasance or covenant defeasance of either series of debentures, we would be required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money or U.S. government obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the holders of the affected series of securities to recognize income, gain or loss for U.S. federal income tax purposes.

Agreement by Holders to Certain Tax Treatment

Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for United States federal, state and local tax purposes.

Book Entry, Delivery and Form

Each series of debentures will be issued in the form of one or more fully registered global securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue debentures in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”), or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The

Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters of the debentures), banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of the debentures or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the debentures held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V. or the “Euroclear operator” under contract with Euroclear plc, a U.K. corporation. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the debentures.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the NC5 debentures or the NC10 debentures, as the case may be, in definitive form in exchange for the entire Global Security representing such debentures. In this case, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such debentures registered in its name.

Title to book-entry interests in the debentures will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the debentures may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the debentures may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the debentures among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg participants or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the debentures in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the debentures received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the debentures settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of debentures by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the debentures to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) who acquire debentures upon their original issuance at their initial offering price and hold debentures as capital assets (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and changes to or differing interpretations of the foregoing may result in U.S. federal income tax consequences different from those discussed below, possibly on a retroactive basis. This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, and certain holders (including, for example, banks, insurance companies, tax-exempt organizations, financial institutions, U.S. Holders whose functional currency is not the U.S. dollar, persons that are members of an “expanded group” within the meaning of Treasury Regulations Section 1.385-1 of which Viacom is also treated as a member, persons subject to alternative minimum tax, broker-dealers, persons that hold the debentures as part of a straddle, hedge, conversion transaction or other integrated investment, expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax) may be subject to special rules that are not discussed below. This summary does not address the effect of any estate, gift, state, local, or foreign tax law or the Medicare tax on net investment income.

As used in this summary, a “U.S. Holder” of a debenture means a beneficial owner that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of a debenture that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds debentures, the tax treatment of the partnership and each partner generally will depend upon the status of the partner and the activities of the partnership. A partnership or a partner of a partnership holding debentures should consult its own tax advisor.

Investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding and disposing of the debentures, including the application to their particular situation of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification and Treatment of the Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the debentures. Shearman & Sterling LLP, tax counsel to Viacom, is of the opinion that, under current law and assuming full compliance with the terms of the indenture and other relevant documents, although the matter is not free from doubt, the debentures will be classified for U.S. federal income tax purposes as indebtedness of Viacom. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion.

We intend to treat the debentures as indebtedness for U.S. federal income tax purposes. Each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes. The remainder of this discussion assumes that the classification of the debentures as indebtedness will be respected for U.S. federal income tax purposes.

U.S. Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”) for U.S. federal income tax purposes. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, although the matter is not free from doubt, we believe the debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each U.S. Holder of debentures should include in gross income such U.S. Holder’s interest on the debentures in accordance with such U.S. Holder’s method of tax accounting.

Under the applicable Treasury regulations, if the likelihood of exercising our option to defer any payment of interest is determined not to be remote, or if we exercise such option, the debentures will be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. In such event, all stated interest on the debentures would thereafter be treated as OID, which would accrue and be included in a U.S. Holder’s taxable income on an economic accrual basis without regard to the timing of the receipt of cash and regardless of such U.S. Holder’s method of tax accounting. Actual payments of stated interest would not be reported as taxable income. Consequently, a U.S. Holder would be required to include OID in gross income even if we do not make any actual cash payments during an Optional Deferral Period.

No rulings or other interpretations which address the meaning of the term “remote” as used in the applicable Treasury regulations have been issued by the IRS, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

We believe that the debentures should not be classified as “contingent payment debt instruments” under U.S. federal income tax law by reason of the potential for payment of additional interest or payment of premium upon a Change of Control Event. Our determinations on these matters are binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury regulations. The IRS may take a different position, which could require a U.S. Holder to accrue income on its debentures in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a debenture before the resolution of these contingencies. The remainder of this discussion assumes that the debentures will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Sales or Other Taxable Dispositions of the Debentures

Upon a sale, exchange, redemption or other taxable disposition of a debenture, a U.S. Holder generally will recognize gain or loss equal to the difference between its adjusted tax basis in the debentures and the amount realized on the sale, exchange, redemption or other taxable disposition of such debentures. Assuming that we do not exercise our option to defer payments of interest on the debentures and that the debentures are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the debentures generally will be its initial purchase price. If the debentures are deemed to be issued or reissued with OID, a U.S. Holder’s adjusted tax basis in the debentures generally will be its initial purchase price, increased by the OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by payments received on the debentures since and including the date that the debentures were deemed to be issued with OID. Such gain or loss generally will be capital gain or loss and generally will be a long-term capital gain or loss if such U.S. Holder has held the debentures for more than one year prior to the sale, exchange, redemption or other taxable disposition.

Should we exercise our option to defer payments of interest on the debentures, the debentures may trade at a price that does not fully reflect the accrued but unpaid interest. In the event of such a deferral, a U.S. Holder who disposes of its debentures between record dates for payments of interest will be required to include OID accrued to the date of disposition in taxable income and to add such amount to its adjusted tax basis in its debentures. To the extent the selling price is less than the U.S. Holder’s adjusted tax basis, such U.S. Holder will recognize a capital loss. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders

Interest Income and Original Issue Discount

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” under current U.S. federal income tax law, and assuming that the debentures will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax should apply to interest paid (or OID) on the debentures to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:

•

such payment is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if an applicable income tax treaty applies, such payment is not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-U.S. Holder is not a bank that received such debentures on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the Non-U.S. Holder satisfies the certification requirement by providing to the withholding agent, in accordance with specified procedures, a certification to the effect that such Non-U.S. Holder is not a U.S. person (generally through the provision of a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form)).

If the requirements of the “portfolio interest exemption” are not satisfied with respect to a Non-U.S. Holder, payments of interest (including OID, if any) to that Non-U.S. Holder will be subject to a 30 percent U.S. withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form) establishing that the holder is entitled to claim the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30 percent U.S. withholding tax if the interest (including OID, if any) is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the debentures in the same manner as a U.S. Holder, as described above. In addition, Non-U.S. Holders that are corporations may be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty).

Sales or Other Taxable Dispositions of the Debentures

Any gain realized on the sale, exchange, redemption or other taxable disposition of the debentures generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if an income tax treaty applies, such holder maintains a permanent establishment within the United States), and any gain recognized on a debenture is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, is attributable to such permanent establishment) as described in the first bullet above, such Non-U.S. Holder will be subject to U.S. federal income tax (but not withholding tax) on such gain on a net income basis in the same manner as if the holder were a U.S. Holder, as described above. In addition, in certain circumstances, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30 percent (or such lower rate as an applicable income tax treaty may provide). If a Non-U.S. Holder is an individual that is present in the United States for 183 days or more during the taxable year in which the gain is realized (and certain other conditions are met) as described in the second bullet above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, redemption or other taxable disposition of the debentures) exceed capital losses from U.S. sources.

Backup Withholding and Information Reporting

Payments of interest (as well as any accrued OID) to U.S. Holders generally will be subject to information reporting, and will be subject to backup withholding unless the U.S. Holder provides a correct taxpayer identification number and complies with applicable certification requirements or otherwise establishes an exemption. Payments made to U.S. Holders by a broker upon a sale of the debentures generally will be subject to information reporting and, in the same fashion as described in the previous sentence, may be subject to backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Payments to Non-U.S. Holders of interest (including any OID) on the debentures may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed W-8BEN, W-8BEN-E or appropriate substitute form. Information returns will be filed with the IRS in connection with interest (including any OID) paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest (including any OID), including any tax withheld under the rules described above under “—Non-U.S. Holders—Interest Income and Original Issue Discount.” Payments made to Non-U.S. Holders by a broker upon a sale of the debentures will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status or otherwise establishes an exemption from reporting and withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of the debentures under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Certain sections of the Code commonly known as the Foreign Account Tax Compliance Act (generally referred to as “FATCA”), when applicable, impose a U.S. federal withholding tax of 30 percent on certain payments to “foreign financial institutions” (which are broadly defined for this purpose and generally include investment vehicles) and “non-financial foreign entities” unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner (generally by providing the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or any successor form).

Payments currently subject to withholding tax under FATCA include interest (including any OID) on debt obligations of U.S. corporations (such as the debentures), and, beginning in 2019, gross proceeds from sales or redemptions of such debentures.

The United States has entered into intergovernmental agreements with certain non-U.S. jurisdictions, and may enter into additional intergovernmental agreements, that modify the FATCA withholding regime described above. Holders should consult their tax advisors regarding the potential implications of FATCA with respect to the debentures.

UNDERWRITING

We intend to offer the debentures through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the debentures listed opposite their names below.

Underwriter	Aggregate Principal Amount of 5.875% Fixed-to- Floating Rate Junior Subordinated Debentures due 2057	Aggregate Principal Amount of 6.250% Fixed-to- Floating Rate Junior Subordinated Debentures due 2057
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$178,685,000	$178,685,000
Morgan Stanley & Co. LLC	178,685,000	178,685,000
Mizuho Securities USA Inc.	48,750,000	48,750,000
Citigroup Global Markets Inc.	26,000,000	26,000,000
J.P. Morgan Securities LLC	26,000,000	26,000,000
Deutsche Bank Securities Inc.	22,750,000	22,750,000
Wells Fargo Securities, LLC	22,750,000	22,750,000
BNP Paribas Securities Corp.	20,345,000	20,345,000
RBC Capital Markets, LLC	20,345,000	20,345,000
SMBC Nikko Securities America, Inc.	20,345,000	20,345,000
U.S. Bancorp Investments, Inc.	15,925,000	15,925,000
MUFG Securities Americas Inc.	11,375,000	11,375,000
RBS Securities Inc. (marketing name “NatWest Markets”)	11,375,000	11,375,000
BNY Mellon Capital Markets, LLC	10,140,000	10,140,000
Santander Investment Securities Inc.	10,140,000	10,140,000
The Williams Capital Group, L.P.	10,140,000	10,140,000
ICBC Standard Bank Plc	4,875,000	4,875,000
SG Americas Securities, LLC	4,875,000	4,875,000
Lebenthal & Co., LLC	3,250,000	3,250,000
Samuel A. Ramirez & Company, Inc.	3,250,000	3,250,000

Total	$650,000,000	$650,000,000

The underwriters have agreed to purchase all of the debentures sold pursuant to the underwriting agreement if any of the debentures are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilization purchases, repurchase debentures originally sold by that syndicate member.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the debentures to the public at the respective public offering prices on the cover page of this prospectus supplement. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $3.1 million and are payable by us.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Debenture	Total
NC5 Debentures	1.000%	$6,500,000
NC10 Debentures	1.000%	$6,500,000

		$13,000,000

Trading of Debentures

The NC5 debentures and the NC10 debentures are each new issues of securities with no established trading market. We have not listed and do not intend to list either series of debentures on any U.S. national securities exchange or quotation system.

We have been advised by the underwriters that they presently intend to make a market in the debentures after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the NC5 debentures or the NC10 debentures or that an active public market for either series of debentures will develop. If an active market for either series of debentures does not develop, the market price and liquidity of such series of debentures may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the debentures. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of such debentures. Specifically, the underwriters may sell a principal amount of either series of debentures greater than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of such series of debentures available for purchase by the underwriters. The underwriters can close out a covered short sale by purchasing such debentures in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, each series of debentures in the open market to stabilize the price of such debentures. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the NC5 debentures or the NC10 debentures. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering of the debentures, the underwriters (or persons acting on their behalf) may over-allot the debentures or effect transactions with a view to supporting the market price of the debentures during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant debentures is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant debentures, whichever is earlier. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules, and will be undertaken at the offices of the underwriters (or persons acting on their behalf) and on the over-the-counter market.

Other Relationships

Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. One of our directors, Thomas J. May, is a director of Bank of America Corporation, the parent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter of this offering. Mr. May was not involved in the selection of underwriters for this offering.

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may occasionally hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially either series of debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of either series of debentures offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

One or more of the underwriters may be restricted in its U.S. securities dealings under the Bank Holding Company Act and may not be U.S.-registered broker-dealer(s). All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase debentures that are offered or sold in the United States. Notwithstanding anything to the contrary in this prospectus supplement, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase debentures that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell debentures constituting part of its allotment solely outside the United States.

Selling Restrictions

In the paragraphs below headed “Notice to Prospective Investors in the European Economic Area” and “Notice to Prospective Investors in the United Kingdom,” the expression (i) ”Prospectus Directive” means EU

Prospectus Directive (2003/71/EC), as amended, and includes any relevant implementing measure in the Member State concerned, and includes any relevant implementing measure, (ii) ”Relevant Member State” means a Member State of the European Economic Area and (iii) ”qualified investor” means persons in Relevant Member States who are “qualified investors” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

Notice to Prospective Investors in Canada

Any series of the debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of any series of the debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of any series of debentures in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such debentures. Accordingly, any person making or intending to make an offer in that Member State of any series of debentures which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of any series of debentures in circumstances in which an obligation arises for the issuer or the underwriters to publish or supplement a prospectus for such offer.

In relation to each Relevant Member State (and each underwriter has represented to and agreed with the issuer to this effect), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State, no debentures have been offered or will be offered to the public (with respect to the debentures which are the subject of the offering contemplated by this prospectus supplement) in that Relevant Member State except that offers of debentures may be made to the public in that Relevant Member State at any time from and including the date on which the Prospectus Directive was implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor;

(b)	to fewer than 150 natural or legal persons (other than qualified investors), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that, in the case of clauses (a), (b) and (c) above, no such offer of debentures shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive in a Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any debentures under, the offers to the public contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and the issuer that:

(a)	it is a qualified investor; and

(b)	in the case of any debentures acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the debentures acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where debentures have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those debentures to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions above, the expression an “offer of debentures to the public” in relation to any debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the debentures to be offered so as to enable an investor to decide to purchase or subscribe for the debentures, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are being distributed only to and directed only at persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (the “FSMA”) (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) (investment professionals), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are otherwise persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

This prospectus supplement and the accompanying prospectus do not constitute a prospectus prepared in accordance with section 85 of the FSMA and have not been approved by the Financial Conduct Authority or London Stock Exchange plc. Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of either series of the debentures in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to either series of the debentures in, from or otherwise involving the United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our Class A common stock and Class B common stock are listed on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (filed on November 9, 2016);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016 (filed on February 9, 2017);

•	Our Current Reports on Form 8-K, filed on December 13, 2016, January 11, 2017 and February 10, 2017;

•	Our definitive Proxy Statement on Schedule 14A filed on December 16, 2016; and

•	The description of our Class A common stock and Class B common stock contained in our Form 8-A filed on November 30, 2011.

You may obtain a copy of this information at no cost, by writing or telephoning us at the following address:

Viacom Inc.

1515 Broadway

52nd Floor

New York, New York 10036

Attn: Investor Relations

Phone Number: (212) 258-6000

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for Viacom including its affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VIACOM INC.

Debt Securities

Preferred Stock

Class A Common Stock

Class B Common Stock

Warrants

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	debt securities;

•	preferred stock;

•	voting Class A Common Stock;

•	non-voting Class B Common Stock; and

•	warrants representing rights to purchase debt securities or preferred stock.

The debt securities and preferred stock may be convertible into Class B Common Stock.

Our voting Class A Common Stock and non-voting Class B Common Stock are listed and traded on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page i of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2015.

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing the “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add to, update or change information contained in this prospectus. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation by Reference.”

In this prospectus we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise. References to “securities” include any security that we might offer under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus, in the related prospectus supplement or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference into this prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such date.

Some of the market and industry data contained or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our Class A common stock and Class B common stock are listed on The NASDAQ Global Select Market under the symbols “VIA” and “VIAB,” respectively.

i

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of this prospectus and until the offering of the particular securities covered by a prospectus supplement has been completed.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (filed November 13, 2014);

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2014 (filed January 29, 2015), March 31, 2015 (filed April 30, 2015) and June 30, 2015 (filed August 6, 2015);

(c)	Our Current Reports on Form 8-K, filed on November 18, 2014, December 9, 2014, December 10, 2014, December 19, 2014, January 16, 2015, March 20, 2015, April 6, 2015, May 20, 2015, and August 7, 2015;

(d)	Our definitive Proxy Statement filed January 23, 2015; and

(e)	The description of our Class A Common Stock and Class B Common Stock contained in our Form 8-A filed on November 30, 2011.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix and availability of our motion pictures and

ii

other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the SEC, including but not limited to our reports on Form 10-K, Form 10-Q and Form 8-K incorporated by reference herein, and in the section entitled “Risk Factors” on page i of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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THE COMPANY

We are home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media and other entertainment content for audiences in 180 countries. Our media networks include Nickelodeon®, COMEDY CENTRAL®, MTV®, VH1®, SPIKE®, BET®, CMT®, TV Land®, Nick at Nite®, Nick Jr.®, Channel 5® (UK), Logo®, Nicktoons®, TeenNick® and Paramount Channel™. Paramount Pictures® is a major global producer and distributor of filmed entertainment.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the proceeds, net of transaction costs, from the sale of our securities for general corporate purposes, including, but not limited to, repayment of borrowings, working capital, acquisitions, capital expenditures and discretionary share repurchases. We will not receive any of the proceeds from the sale of securities by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest.

	Nine Months Ended June 30, 2015	Year Ended September 30,				Nine Months Ended September 30, 2010
		2014	2013	2012	2011
Ratio of Earnings to Fixed Charges	3.7x	6.0x	7.6x	8.0x	7.6x	6.0x

DESCRIPTION OF DEBT SECURITIES

The following description of Viacom’s debt securities to be issued under the Indenture (as defined below) summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. Viacom will describe the specific terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its debt securities in the prospectus supplement relating to that series. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

Viacom may issue its debt securities from time to time, in one or more series under a base indenture dated as of April 12, 2006, between Viacom and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee, or another trustee named in a prospectus supplement. We refer to this indenture, as supplemented by one or more applicable supplemental indentures, as the “Indenture.” The trustee under the Indenture is called the “Trustee.”

The Indenture does not limit the amount of debt securities that may be issued thereunder. The Indenture provides that debt securities may be issued up to an aggregate principal amount authorized by Viacom and may be payable in any currency or currency unit designated by Viacom.

General

Viacom may issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. Viacom may issue debt securities in one or more series with the same or various maturities and at the same or various prices including at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from the stated principal amount. Viacom will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which Viacom will issue the debt securities;

•	the date(s) on which the debt securities will mature;

•	the annual interest rate(s) of the debt securities, or the method of determining the rate(s);

•	the date(s) on which any interest will be payable, the date(s) on which payment of any interest will commence and the regular record date(s) for the payment of interest;

•	the terms of any mandatory or optional redemption(s), including any provisions for sinking, purchase or other similar funds or repayment options;

•	the currency unit(s) for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•	if the currency unit(s) for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Viacom’s election or the purchaser’s election, the manner in which the election may be made;

•	if the amount of payments on the debt securities is determined by an index based on one or more currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts will be determined;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•	the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, indebtedness or other debt or equity securities of any person, including Viacom;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the Indenture.

If Viacom sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable Trustee in New York, New York. However, Viacom may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the Trustee, Viacom or its agents.

Unless specified otherwise in a prospectus supplement, Viacom will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but Viacom may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Viacom’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Viacom subsidiary upon its liquidation, reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Viacom’s claims as a creditor of the subsidiary may be recognized.

Ranking

Any senior debt securities will be senior unsecured obligations of Viacom and will rank equally in right of payment with all of Viacom’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Any senior subordinated debt securities will be senior unsecured subordinated obligations of Viacom and will be subordinated in right of payment to Viacom’s senior indebtedness.

Any debt securities will be effectively subordinated to any secured indebtedness of Viacom to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that Viacom or its subsidiaries can incur.

In addition, Viacom conducts its operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Viacom to obtain cash required to pay Viacom’s debt service obligations, including payments on the debt securities. The debt securities (whether senior or subordinated obligations of Viacom) will be structurally subordinated to all obligations of Viacom’s subsidiaries including claims with respect to trade payables. This means that holders of the debt securities of Viacom will have a junior position to the claims of creditors of Viacom’s subsidiaries on the assets and earnings of such subsidiaries. As of June 30, 2015, Viacom’s direct and indirect subsidiaries had $146 million of indebtedness, including capital lease obligations.

Global Securities

Viacom may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Viacom may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities, or by Viacom if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive, or be entitled to receive, physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the Indenture governing the debt securities.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened without notice to or the consent of the holders for issuances of additional debt securities of such series.

Payment and Paying Agents

Any payments of principal, premium or interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Viacom, the Trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Viacom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Viacom also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the Indenture, Viacom generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to Viacom meeting all of the following conditions:

•	the resulting entity (other than Viacom) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	the surviving entity to the transaction must be a corporation organized under the laws of the United States or a state of the United States;

•	Viacom must deliver certain certificates and documents to the Trustee; and

•	Viacom must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We may merge or consolidate with, or sell all or substantially all of our assets to any of our Subsidiaries.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

In the event that Viacom consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom under the Indenture and Viacom shall be discharged from all of its obligations under the Indenture.

Limitations on Liens

We covenant in the Indenture that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the Indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•	we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “—Limitations on Liens” without having to secure equally and ratably the debt securities;

•	the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

The term “Principal Property” is defined in the Indenture to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our Board of Directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	Viacom does not pay interest on a debt security of such series within 30 days of its due date;

•	Viacom does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•	Viacom remains in breach of a covenant or warranty in respect of the Indenture for 60 days after Viacom receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of such series of outstanding debt securities; or

•	Viacom files for bankruptcy, or other events of bankruptcy specified in the Indenture occur.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity with respect to a series of debt securities may be rescinded and annulled, under specified circumstances, by the holders of a majority in principal amount of the outstanding debt securities of such series.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Indenture at the request of holders unless the holders offer the Trustee reasonable protection from expenses and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the Indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•	holders of a majority in principal amount of the debt securities of a series must not have given the Trustee a direction inconsistent with the above notice for a period of 60 days after the Trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indenture

The Indenture provides that Viacom and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to Viacom’s covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the Indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the Indenture or making any other provisions with respect to matters or questions arising under the Indenture.

With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by Viacom and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding; however, no modification may be made without the consent of the holders of each outstanding debt security affected, which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of any debt security, or the interest thereon, or any premium on any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of Viacom to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture, or otherwise modify the sections in the Indenture relating to these consents.

Defeasance and Covenant Defeasance

Viacom may elect either (i) to defease and be discharged from any and all obligations with respect to a series of the debt securities (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

Viacom may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If Viacom exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register or in accordance with the procedures of the applicable depositary, if any.

Title

We, the Trustee and any agent of ours may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the Trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Viacom will identify the Trustee in the relevant prospectus supplement. In specific instances, Viacom or the holders of a majority of the then outstanding principal amount of the debt securities issued under the Indenture may remove the Trustee and appoint a successor trustee. The Trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939, as amended, and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by Viacom or its affiliated companies and may engage in commercial transactions with Viacom and its affiliated companies. The initial Trustee under the Indenture is The Bank of New York Mellon, formerly known as The Bank of New York.

Subordination

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of any senior subordinated debt securities summarizes the additional terms and provisions of such senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of Viacom’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Any senior subordinated debt securities will be subordinated in right of payment to Viacom’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on any senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Viacom’s senior indebtedness. Viacom may not make payment of principal, premium, if any, sinking funds or interest, if any, on any senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all senior indebtedness has been made or duly provided for.

For purposes of the description of any senior subordinated debt securities, the term “Senior Indebtedness” of Viacom means all indebtedness of Viacom, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include any liability for taxes owed or owing by Viacom or any trade payables.

Certain Definitions

The following definitions are applicable to the Indenture:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of telecommunications equipment including, without limitation, satellite transponders) acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Capitalized Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock that Viacom may offer. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, Viacom’s amended and restated certificate of incorporation, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

Terms of the Preferred Stock

Under Viacom’s amended and restated certificate of incorporation, Viacom is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The Board of Directors of Viacom has the authority, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the Board of Directors. As of October 21, 2015 there were no shares of Viacom’s preferred stock issued and outstanding.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price(s);

•	the dividend rate(s), or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the amended and restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities that Viacom may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by Viacom as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of Viacom. Each series of preferred stock will rank senior to the common stock and any other stock of Viacom that is expressly made junior to that series of preferred stock. However, the Board of Directors may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the Board of Directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class.

Viacom’s rights and the rights of holders of Viacom securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of Viacom upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent Viacom may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of Viacom or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, Viacom will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, Viacom may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Viacom or other capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation. Other than in connection with the distribution or trading of any of its capital stock, Viacom may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of the preferred stock will have preference and priority over the common stock of Viacom and any other class of stock of Viacom ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of Viacom or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, Viacom may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors. From and after the redemption date, unless Viacom is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK

The authorized common stock of Viacom as set forth in its amended and restated certificate of incorporation includes 375,000,000 shares of Viacom Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of Viacom Class B Common Stock, par value $0.001 per share. Viacom is registering with the SEC shares of Viacom Class A Common Stock and Class B Common Stock, which may be offered by Viacom or one or more selling security holders to be identified in a prospectus supplement. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

The descriptions set forth below and in any prospectus supplement are not complete, and are subject to, and qualified in their entirety by reference to, Viacom’s amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

All issued and outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in Viacom’s amended and restated certificate of incorporation as described below.

As of October 21, 2015, there were 49,478,185 shares of Viacom Class A Common Stock issued and outstanding and 347,469,955 shares of Viacom Class B Common Stock issued and outstanding.

Voting Rights. Holders of Viacom Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of Viacom common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class, is necessary to approve any merger or consolidation of Viacom pursuant to which shares of Viacom common stock are converted into or exchanged for any other securities or consideration.

Holders of Viacom Class B Common Stock do not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of Viacom must be approved by a majority of the aggregate voting power of the shares of capital stock of Viacom having voting power present in person or represented by proxy, except as required by Delaware law.

Dividends. Holders of Viacom Class A Common Stock and Viacom Class B Common Stock share ratably in any cash dividend declared by the Board of Directors, subject to any preferential rights of any outstanding preferred stock. If the Board of Directors declares a dividend of any securities of Viacom or another entity, the Board of Directors will determine whether the holders of Viacom Class A Common Stock and Viacom Class B Common Stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Viacom Class A Common Stock and Viacom Class B Common Stock.

Conversion. So long as there are 5,000 shares of Viacom Class A Common Stock outstanding, each share of Viacom Class A Common Stock is convertible at the option of the holder of such share into one share of Viacom Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of Viacom, all holders of Viacom common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of shares of Viacom common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of Viacom Class A Common Stock or Viacom Class B Common Stock, the outstanding shares of the other class of Viacom common stock will be divided proportionally.

Preemptive Rights. Shares of Viacom Class A Common Stock and Viacom Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The Board of Directors possesses the power to issue shares of authorized but unissued Viacom Class A Common Stock and Viacom Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of Viacom Class A Common Stock and Viacom Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

Other Rights. Viacom’s amended and restated certificate of incorporation provides that Viacom may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms of warrants that Viacom may offer. Viacom may issue warrants for the purchase of its debt securities or shares of preferred stock. Warrants may be issued independently or together with any debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from debt securities or shares of preferred stock. The warrants are to be issued under warrant agreements to be entered into among Viacom and The Bank of New York Mellon, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Viacom in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, any warrant agreement pursuant to which warrants may be issued. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency unit(s) for which warrants may be purchased;

•	the designation, aggregate principal amount, currency unit(s) and terms of debt securities which may be purchased upon such exercise;

•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	if applicable, the designation and terms of debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each debt security or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If Viacom maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Viacom may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Viacom will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each preferred stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, Viacom may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Viacom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but Viacom will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Viacom as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the preferred stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to Viacom.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including but not limited to:

•	the name(s) of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us or the selling security holders, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or one or more selling security holders may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or one or more selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or one or more selling security holders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Viacom or one or more selling security holders, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or one or more selling security holders, as the case may be, pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us and/or any selling security holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,300,000,000

VIACOM INC.

$650,000,000 5.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057

$650,000,000 6.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2057

PROSPECTUS SUPPLEMENT

February 23, 2017

Joint Structuring Agents and Book-Running Managers

BofA Merrill Lynch	Morgan Stanley

Senior Co-Manager

Mizuho Securities

Co-Managers

Citigroup	J.P. Morgan	Deutsche Bank Securities	Wells Fargo Securities
BNP PARIBAS	RBC Capital Markets	SMBC Nikko	US Bancorp

MUFG	NatWest Markets	BNY Mellon Capital Markets, LLC	Santander	The Williams Capital Group, L.P.

ICBC Standard Bank	SOCIETE GENERALE	Lebenthal Capital Markets	Ramirez & Co., Inc.